UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2016

Appliance Recycling Centers of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

175 Jackson Avenue North, Suite 102, Minneapolis, MN	55343-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	Submission of Matters to a Vote of Security Holders.

On December 29, 2016, the Company held its 2016 Annual Meeting of Shareholders, at which the shareholders votes on the following proposals:

Proposal 1: The shareholders elected the Company’s four nominees for director to serve for a term expiring at the 2017 Annual Meeting of Shareholders.

Proposal 2: The shareholders ratified the Audit Committee’s appointment of Anton & Chia, LLP to serve as the Company’s independent registered accounting firm for the fiscal year ended December 31, 2016.

Proposal 3: The shareholders approved the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of capital stock from 12,000,000 (consisting of 10,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock) to 52,000,000 (consisting of 50,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock).

Proposal 4: The shareholders did not approve the reincorporation of the Company from the State of Minnesota to the State of Nevada.

Proposal 5: The shareholders approved the adoption of the Appliance Recycling Centers of America, Inc. 2016 Equity Incentive Plan.

Proposal 6: The shareholders approved in a non-binding advisory vote the compensation of our named executive officers.

The table below summarizes the voting results:

	For	Withheld	Broker Non-Votes
1. Election of Directors:
Tony Isaac	2,692,433	874,790	2,127,076
Richard D. Butler	2,517,306	1,049,917	2,127,076
Dennis (De) Gao	2,517,681	1,049,542	2,127,076
Timothy M. Matula	2,602,727	964,496	2,127,076

	For	Against	Abstain	Broker Non-Votes
2. Ratification of Anton & Chia, LLP	4,858,173	782,863	53,263

3. Amendment of Articles of Incorporation to increase the number of authorized shares of capital stock	3,231,977	2,410,919	51,403

4. Reincorporation from Minnesota to Nevada	2,050,246	1,421,206	95,771	2,127,076

5. Adoption of 2016 Equity Incentive Plan	2,419,874	1,050,430	96,919	2,127,076

6. Non-binding advisory vote on the compensation of our named executive officers	2,596,560	815,719	154,944	2,127,076

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Appliance Recycling Centers of America, Inc.

Date: January 5, 2017	/s/ Tony Isaac
Tony Isaac Chief Executive Officer